Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Lime Energy Co.
Elk Grove Village, Illinois
     We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of our report dated March 28, 2008, relating to the consolidated financial statements and schedule of Lime Energy Co. appearing in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Chicago, Illinois
February 13, 2009